EXHIBIT A





                          MEMORANDUM OF LAW IN OPPOSITION TO

                REQUEST FOR INTERVENTION, AND FOR REJECTION OR HEARING

                        BY THE CITY OF LAS CRUCES, NEW MEXICO

     INTRODUCTION

          Fidelity has requested an order of exemption under section 3(a)(4) or,

     in the alternative, section 3(a)(3) of the Public Utility Holding Company

     Act of 1935 ("Act"), in connection with the reorganization proceedings of

     El Paso Electric Company, a debtor-in-possession under Chapter 11 of the

     Bankruptcy Code.  As explained more fully in Fidelity's application, El

     Paso has proposed a plan of reorganization in which, among other things,

     debt securities now held by the various funds or accounts managed by

     Fidelity would be exchanged for common stock of the reorganized El Paso.

          The ownership of such securities by the various funds or accounts managed by Fidelity should not result in Fidelity becoming a holding company within the meaning of the Act.  Fidelity is not, however, seeking a declaratory order under section 2(a)(7) of the Act.  Rather, positing solely for purposes of this application that the voting interests of the various funds or accounts managed by Fidelity could be aggregated, Fidelity requests an order under section 3(a)(4), or in the alternative, section

     3(a)(3) of the Act, exempting it from regulation as a holding company.

          The City of Las Cruces has intervened, raising various challenges to

     Fidelity's application.  As discussed more fully below, the arguments raised by the City are inapposite or irrelevant to the matters properly before the Commission, namely the requests for exemption under section 3(a)

     of the Act.  Indeed, the City's intervention does not appear intended to address the protection of the public interest, or the interest of investors or consumers, the protected interests under the Act.  To the contrary, it appears the intervention is intended simply to create leverage for the City in an unrelated matter concerning the City's attempt to municipalize certain transmission and distribution facilities owned by the debtor El

     Paso.  See Intervention at 7 (expressing concern that Fidelity could

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     "strongly influence [El Paso's] decisions on matters concerning Las Cruces'

     plans to acquire [El Paso] assets in order to form an operating municipal electric utility").

          The Commission, in the past, has rejected efforts by intervenors to link unrelated contractual disputes to matters properly before the

     Commission.  See, e.g., Northeast Utilities, Holding Co. Act Release No.

                  ---  ----  -------------------

     25565 (June 29, 1992).  It is clear that the intervention in this matter is but a thinly veiled attempt to gain advantage in an unrelated controversy.

     Accordingly, the Commission should deny the City of Las Cruces' request for rejection or hearing, and to issue an order granting Fidelity an exemption from regulation as a holding company for a period of up to three years.

     ANALYSIS

     1. THE CITY'S FIRST ARGUMENT IS MOOT BECAUSE FIDELITY IS DEEMED TO BE A HOLDING COMPANY FOR PURPOSES OF THIS APPLICATION.

          The City has devoted the greater part of its intervention to an argument that Fidelity should be deemed to be a holding company within the meaning of the Act.  The issue is moot because Fidelity is conceding holding company status for purposes of this application.  Thus, the arguments set forth on pages 7 through 17 of the City's intervention are irrelevant to Fidelity's application for an order of exemption as a holding company.

          In any event, the City errs as a matter of law in its recurring argument (at pages 4, 13 and 14 of the City's intervention) that Fidelity could accept nonvoting securities in the El Paso reorganization proceeding.

     Section 1123(a)(6) of the Bankruptcy Code expressly prohibits the issuance of nonvoting equity securities under a plan of reorganization.  11 U.S.C.

     Section 1123(a)(6) (the charter of the reorganized debtor must include "a provision prohibiting the issuance of nonvoting equity securities").  This section codifies a position long supported by the SEC that participation in and control of the selection of the management of a reorganized debtor must be considered as part of a fair and equitable plan of reorganization, and provided for accordingly.  See 5 Collier on Bankruptcy, para. 1123.01 at

                                ---

     1123-14 (15th ed.), citing the S.E.C. Report on the Study and Investigation of the Work, Activities, Personnel and Functions of Protective Committees,

     Part I 903 (1937) and Part VIII 156-159 (1940).

     2. THE CITY'S SECOND ARGUMENT IS INAPPOSITE BECAUSE FIDELITY IS ENTITLED TO AN EXEMPTION UNDER SECTION 3(A)(4) OF THE ACT.

          Section 3(a)(4) provides an exemption for a company such as Fidelity that is temporarily a holding company, having acquired utility securities in liquidation of a previously contracted bona fide debt.  By operation of the Fourth Plan of Reorganization, Fidelity will receive, in addition to cash and debt securities, voting securities of the reorganized El Paso, in exchange for previously contracted bona fide debt of El Paso.  Fidelity

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     plans to hold the voting securities for investment purposes only, and will reduce its interests to less than ten percent of the outstanding voting securities of the reorganized El Paso as soon as it is financially reasonable, consistent with Fidelity's fiduciary obligations to its investors.

        A.  FIDELITY SATISFIES THE OBJECTIVE REQUIREMENTS FOR EXEMPTION UNDER

     SECTION 3(A)(4).

          Section 3(a)(4) directs the Commission to exempt a holding company if:

          such holding company is temporarily a holding company solely by reason of the acquisition of securities for purposes of liquidation or distribution in connection with a bona fide debt previously contracted or in connection with a bona fide arrangement for the underwriting or distribution of securities.

     The Commission in Manufacturers Trust Co., 9 S.E.C. 283 (1941), explained

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     that the language of section 3(a)(4) "clearly denotes a desire to give an applicant thereunder a reasonable time in which it might dispose of its public utility or holding company securities without being subject to the

     Act."  Id. at 288.

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          The Commission has focused on two issues: first, whether the securities were acquired in connection with "a bona fide debt previously contracted" and second, whether the applicant holds the securities

     "temporarily" and "for the purposes of liquidation."  See, e.g., Halsey,

                                                           ---  ----  ------

     Stuart & Co., Inc., 1 S.E.C. 323, 325 (1936).  Both requirements are met in

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     this matter.

          FIDELITY WILL BECOME A HOLDING COMPANY SOLELY BY REASON OF THE ACQUISITION OF SECURITIES OF THE REORGANIZED EL PASO IN CONNECTION WITH A BONA FIDE DEBT PREVIOUSLY CONTRACTED.

          With respect to the first issue, the need for exemption arises solely because Fidelity will receive the voting securities of the reorganized El

     Paso in exchange for previously contracted bona fide debt.  There is little

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     recent precedent under section 3(a)(4).  The older cases under section

     3(a)(4) generally involved companies that had acquired utility securities in connection with litigation, see, e.g., Manufacturers Trust Co., 4 S.E.C.

                                    ---  ----  -----------------------

     845 (1939); reorganization proceedings, see, e.g., National Supply Co. of

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     Delaware, 1 S.E.C. 742 (Oct. 1, 1936) and American Community Power Co., 1

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     S.E.C. 527 (June 26, 1936); or proceedings under section 11 of the Act,

     see, e.g., Massachusetts Mutual Life Insurance Co., 9 S.E.C. 642 (June 17,

     ---  ----  ---------------------------------------

     1942).  Although this matter presents a different factual situation, in that Fidelity acquired the underlying debt obligations as part of its distressed investment business, the principles of section 3(a)(4) continue to apply.  The exemption will not enable Fidelity to exercise the same character of control as that exercised by other utility holding companies.

     Rather, the exemption under section 3(a)(4) will give Fidelity a reasonable period of time in which to reduce its El Paso holdings to less than ten percent (10%) of the utility's voting securities, without becoming subject to regulation as a holding company under the Act.

          The City of Las Cruces argues that the exemption should be denied because Fidelity acquired the El Paso debt securities as part of its distressed investment business.  Intervention at 5 and 20.  The fact that

     Fidelity acquired the debt "primarily because they were considered good business" (Intervention at 20, quoting Manufacturers Trust Co., 4 S.E.C. at

                                            -----------------------

     852) does not affect Fidelity's right to an exemption.  Section 3(a)(4)

     requires only that the underlying debt be "bona fide" and "previously contracted."  Although the legislative history is silent on this point, it appears reasonable to assume that Congress was concerned with preventing sham transactions that could adversely affect the interests of investors and consumers.  There was no sham transaction in this matter.  Indeed,

     Fidelity was not involved in the issuance of the El Paso debt securities.

          Further, the securities were largely acquired at a time when it was contemplated that El Paso would be acquired by Central and South West

     Corporation pursuant to an executed merger agreement.  If that merger had been consummated, the debt acquired by Fidelity would have been converted into a combination of cash and securities.  Fidelity, in the aggregate,

     would not have owned, controlled, or held, with power to vote ten percent or more of the voting securities of the resulting company and, so there would not have been an issue for Fidelity under the 1935 Act.

          As explained more fully in the application, CSW's termination of the merger agreement necessitated a fourth "stand-alone" plan of reorganization which is the subject of this filing.  Pursuant to the Fourth Plan, Fidelity will receive common stock of the reorganized El Paso in exchange for the debt it now holds of the existing El Paso.  The exchange of equity for existing debt securities is mandated by the debtor's financial problems; it is necessary to effect the reorganization that will enable El Paso to emerge from bankruptcy as a viable entity.  Accordingly, Fidelity asks the

     Commission to reject the City's arguments in this regard.

          FIDELITY WILL HOLD THE VOTING SECURITIES OF THE REORGANIZED EL PASO TEMPORARILY AND SOLELY FOR PURPOSES OF LIQUIDATION.

          With respect to the second issue, the Commission has looked to the intent of applicant to determine whether utility securities are held

     "temporarily" and "for the purposes of liquidation," as required by the statute.  See, e.g., Halsey, Stuart & Co., Inc., 1 S.E.C. at 325.  In the

               ---  ----  --------------------------

     Halsey decision, the Commission cited a number of factors, including "the

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     present intention of applicant not to take an active part in the management of the [utility] companies nor to hold these securities permanently," in support of its grant of an exemption under section 3(a)(4).  In contrast,

     the Commission has denied an exemption where it found that the applicant was not holding the utility securities for purposes of litigation but,

     rather, had been formed solely for purposes of holding the utility interests and was taking an active part in the management of its utility subsidiaries.  Manufacturers Trust Co., 4 S.E.C. 845 (1939) (denying

                    -----------------------

     exemption to Utility Service Company).

          It is important to note that the Commission did not deny the Utility

     Service exemption on the basis of control per se.  Rather, the Commission

                                               --- --

     denied the exemption because "the control is not of a temporary character but is of the same character as that exercised by other utility holding companies."  Id. at 854.

                  ---

          This distinction has been lost or blurred with time.  The problem may be due, in part, to a footnote in which the Commission attempted to distinguish matters in which it had granted exemptions: "In each of these three cases securities were held temporarily and active control over management was not exercised."  Id. at n.11, citing Halsey, Stuart & Co.,

                                     ---                 ---------------------

     Inc., 1 S.E.C. 323 (1936), The National Supply Co. of Delaware, 1 S.E.C.

     ----                       -----------------------------------

     742 (1936), and Stone & Webster & Blodget, Inc., 3 S.E.C. 234 (1938).  This

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     language is unfortunate because it has been read by some commentators to suggest that the exercise of "active" control is inconsistent with the grant of an exemption under section 3(a)(4).  Yet, in at least one subsequent matter, the Commission expressly directed a section 3(a)(4)

     exempt company to exercise such control.  In Manufacturers Trust Co., 9

                                                  -----------------------

     S.E.C. 283, 288 (1941), the Commission noted that the distribution of securities of "a problematical value" would be detrimental to the public interest and the interest of investors and consumers, and so directed the holding company to take the steps necessary to improve the capital structure of certain of its utility subsidiaries.  Id. at 289.

                                                        ---

          A fair reading of the decisions would be that control must be consistent with an intention to liquidate the utility interests.  Thus, in the 1941 Manufacturers Trust decision, the Commission explained:

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          It is our opinion that generally speaking the continued retention of control of a financially sound public utility company by an institution such as the applicant is in conflict with the policy of the Act and is detrimental to the public interest and the interest of investors and consumers. On the other hand, we are equally cognizant of the harmful effect upon those same interests of the distribution of securities of a problematical value.

     Id. at 288 (emphasis added).  In this matter, to the extent that control or

     ---

     a controlling influences can be deemed to exist, it is consistent with

     Fidelity's intention to liquidate its El Paso interests.  The Creditors'

     Committee will be dissolved at the close of business on the effective date of the Fourth Plan of Reorganization.  Thereafter, Fidelity will not be

                                                                      ---

     represented on the Board by any of its directors, officers, or other employees.  As a large shareholder, Fidelity may be invited to attend meetings of reorganized El Paso's Board of Directors as an observer, on a nonvoting basis.  Fidelity does not intend to hold reorganized El Paso's voting securities permanently in order to exercise control; rather,

     Fidelity intends to retain these voting securities only temporarily, for investment purposes only, with the intention to liquidate all or a significant portion thereof as soon as reasonably practicable, consistent,

     of course with market conditions and Fidelity's fiduciary obligations to its investors.

          As contemplated by the Commission in Manufacturers Trust Co., Fidelity

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     seeks "a reasonable time in which it might dispose of its public utility or holding company securities without being subject to the Act."  9 S.E.C. at

     288.  In its most recent decision in this area, the Commission granted an exemption under section 3(a)(4) for a period of up to seven years.  Coastal

                                                                         -------

     States -- Lo-Vaca Settlement Trust Mercantile National Bank at Dallas,

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     Holding Co. Act Release No. 21104 (April 23, 1979).  The City of Las

     Cruces, in its intervention, suggests that a protracted period may be required for El Paso's recovery due to the effect of factors such as nuclear dependence, financial duress, and the changing nature of the electric industry.  Fidelity believes, however, that a three-year period would be appropriate to enable the funds and accounts managed by it to reduce their holdings in the reorganized El Paso in an orderly fashion,

     consistent with market conditions and Fidelity's fiduciary obligations to its investors.  See Affidavit of Judy K. Mencher, attached hereto.  In this

                     ---

     regard, Fidelity notes that the Commission has granted three-year

     "temporary" exemptions in other recent matters.  See Kansas Power & Light

                                                      --- --------------------

     Co., Holding Co. Act Release No. 25465 (Feb. 5, 1992) (three-year temporary

     ---

     exemption under section 3(a)(2)), and CINergy Corp., Holding Co. Act

                                           -------------

     Release No. 26146 (Oct. 21, 1994) (Commission reserved jurisdiction for three years over issues related to gas operations and nonutility businesses of new registered holding company).  Fidelity believes that three years would provide "an opportunity [for the reorganization of El Paso] to be reflected in increased earnings and improved market prices."  See

                                                                   ---

     Massachusetts Mutual Life Insurance Co., 9 S.E.C. 642, 644 (1941).

     ---------------------------------------

        B.  THE TEMPORARY EXEMPTION WILL NOT BE DETRIMENTAL TO THE PROTECTED

     INTERESTS.

          Once the objective standards are met, section 3(a) directs the

     Commission to grant an exemption "unless and except insofar as it finds the exemption detrimental to the public interest or the interest of investors or consumers."  The "unless and except" clause "was designed to prevent the exemption of any holding company which, although it might meet the formal conditions under Section 3(a), is essentially the type of company at which the purposes of the Act were directed."  Cities Service Co., 8 S.E.C. 318,

                                              ------------------

     335-36 (1940), citing S. Rep. No. 621, 74th Cong., 1st Sess. 24 (1935)

     ("Senate Report").

          The Commission has traditionally relied upon the temporary nature of the exemption under section 3(a)(4) to prevent the entrenchment of control that would require regulation under the Act.  Compare Manufacturers Trust

                                                           -------------------

     Co., in which the Commission denied an exemption to Utility Service Company

     ---

     because "the control is not of a temporary character but is of the same character as that exercised by other utility holding companies."  4 S.E.C.

     at 854.  The City of Las Cruces acknowledges that there will not be a traditional holding company-utility relationship but nonetheless contends there will be a risk of abusive practices if Fidelity is granted an exemption.  Intervention at 7.  Specifically, the City suggests that it

     (and the Commission) could be denied information concerning Fidelity's transactions with El Paso.  Id.  The basis for this concern is unclear.

                                 ---

     Fidelity does not intend to enter into any stand-alone transactions with the reorganized El Paso.  Further, none of the Fidelity Funds or Accounts in this matter have as their objective the ownership of large percentages of public utility companies.  In addition, Fidelity has represented to the

     New Mexico Commission that it will not directly or indirectly cause any change in the policies or operations of the reorganized El Paso, and that the Fidelity Funds and Accounts' ownership of the common stock of the reorganized El Paso should not obstruct, diminish, hinder, impair or unduly complicate the regulation and supervision of the utility.

          Finally, during this period, Fidelity will be subject to extensive reporting requirements, both at the state and federal level.  The oversight of these regulators will help to ensure that the exemption will not result in detriment to the public interest or the interest of investors or consumers.  El Paso will be subject to regulation by the Federal Energy

     Regulatory Commission, the Texas Public Utility Commission and the New

     Mexico Public Utility Commission.  As the SEC has recognized, these other regulators are primarily responsible for the protection of consumers.

     <F1> Investors will be protected under the federal securities laws and the

          Bankruptcy Code.

     The legislative history of the Act makes clear that the statute was intended "simply to provide a mechanism to create conditions under which effective Federal and State regulation will be possible."  Senate Report at

     11 (discussing section 11, "the very heart of the title").  Indeed,

     confirmation of the Fourth Plan of Reorganization is conditioned upon receipt of certain approvals and determinations from these regulators.

          Fidelity will file reports with this Commission and with the New

     Mexico Public Utility Commission within 45 days after June 30 and December

     31 of each year, until the aggregate ownership of the voting securities of the reorganized El Paso by the Fidelity Funds and Accounts is less than ten percent.  These reports will include the latest financial statements for the Fidelity Funds and Accounts,

     <F2> No financial statements will be presented for pension funds which are managed in part by Fidelity.  Because Fidelity manages only a small portion of these pension funds, it does not have access to their financial statements.

     the holdings of reorganized El Paso common stock by the Fidelity Funds and

     Accounts, individually and collectively, and any Schedule 13D or 13G reports filed with respect to the reorganized El Paso.

          Las Cruces further argues that the exemption should be denied so that the Commission can retain jurisdiction over Fidelity's disposition of the

     El Paso stock.  Intervention at 11-12.  The Commission will, however,

     retain jurisdiction over the acquisition of the securities under sections 9 and 10 of the Act.  See Senate Report at 30 (Congress intended these

                         ---

     provisions "to give the Commission supervision over the future development of utility holding company systems"); see also H.R. Rep. No. 1308, 74th

                                           --- ----

     Cong., 1st Sess. 16 (1935) (section 10 is intended to prevent acquisitions that would be "attended by the evils which have featured the past growth of holding companies"), cited in American Electric Power Co., Inc.,  46 S.E.C.

                                   ---------------------------------

     1299, 1306 (1978).

          Finally, section 3(c) of the Act authorizes the Commission to revoke an order of exemption if it finds that the circumstances that gave rise to

     the exemption no longer exist.   Thus, if subsequent events indicate that

     the exemption is detrimental to the protected interests, the Commission may, on its own motion, address any perceived problems.  But see Halsey,

                                                              --- --- -------

     Stuart & Co., Inc., 1 S.E.C. at 326 ("Of course, no such revocation or

     ------------------

     modification of the order can be made without first giving the parties in interest due notice and opportunity for hearing.").

          Accordingly, the Commission should grant Fidelity an order of exemption under section 3(a)(4).

     3. IN THE ALTERNATIVE, FIDELITY IS ENTITLED TO AN EXEMPTION UNDER SECTION 3(A)(3).

          Section 3(a)(3) of the Act provides an exemption from regulation as a holding company where:

          such holding company is only incidentally a holding company, being primarily engaged or interested in one or more businesses other than the business of a public-utility company and (A) not deriving, directly or indirectly, any material part of its income from any one or more subsidiary companies, the principal business of which is that of a public-utility company, or (B) deriving a material part of its income from any one or more such subsidiary companies, if substantially all the outstanding securities of such companies are owned, directly or indirectly, by such holding company.

     Fidelity satisfies the objective criteria for the exemption.  The Applicant is primarily engaged in the business of investment management, and it will derive an immaterial part of its income from the reorganized El Paso.

          Fidelity recognizes that the Commission has traditionally interpreted this section to require that the utility operations be "functionally related" to the holding company's primary nonutility business (see Cities

                                                                    --- ------

     Service Co., 8 S.E.C. 318, 328-29 (Dec. 23, 1940)); and small in an

     -----------

     absolute sense (see Standard Oil Co., 10 S.E.C. 1122, 1128-29 (Feb. 5,

                     --- ----------------

     1942), citing Cities Service).  This restrictive interpretation was

                   --------------

     intended to prevent the widespread evasion of regulation that could occur if companies were able to avoid regulation as holding companies under the

     Act simply "by acquiring and holding the stocks of companies doing some business other than that of a retail utility business."  Electric Bond and

                                                              -----------------

     Share Co., 33 S.E.C. 21, 43 (Feb. 6, 1952).  At that time, companies that

     ---------

     controlled a significant part of the country's utility operations were attempting, by one device or another, to defeat the purposes of the Act.

          Fidelity is not a company that is attempting to escape regulation under the Act by posturing itself as a company only incidentally investing in utility operations.  Rather, the Applicant is in the business of investment management, and its anticipated holdings of the voting securities of El Paso are merely derived from its primary business of investment management.  As noted above, the debt securities in this matter represent, at current market value, approximately six one hundredths of a percent (0.06%) of the assets under Fidelity's management and have produced a comparable percentage of Fidelity's income since their acquisition.

          It is appropriate for the Commission to liberalize its interpretation of section 3(a)(3) in these circumstances.  The Applicant's relationship with El Paso is within the plain meaning of section 3(a)(3) and, as explained above, the proposed exemption will not result in harm to utility consumers.  For these reasons, Fidelity should be granted an exemption from regulation as a holding company under section 3(a)(3) of the Act.  See Gaz

                                                                        --- ---

     Metropolitan, Inc. and Gaz Metropolitain and Company, Limited Partnership,

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     Holding Co. Act Release No. 26170 (Nov. 23, 1994) (exemption granted under section 3(a)(5) of the Act where the literal terms of the statute were satisfied, and it appeared that the exemption would not be detrimental to consumers).

     4.  THE REQUEST FOR HEARING SHOULD BE DENIED.

          The City of Las Cruces has requested a hearing, alleging that there exist issues of material fact with respect to Fidelity's fiduciary duty,

     the selection of the members of the Board of Directors of the reorganized

     El Paso, the relationship between Fidelity and the new Board and the new

     Chief Executive Officer of the reorganized El Paso, the likelihood that

     Fidelity will reduce its El Paso holdings within a three year period, and the timing and motivation of Fidelity's investments in El Paso.  The City fails to explain how a hearing on these issues are relevant to the matters properly before the Commission.  See City of Lafayette v. SEC, 454 F.2d

                                      --- ------------------------

     941, 953 (D.C. Cir. 1971), Northeast Utilities, Holding Co. Act Release No.

                                -------------------

     25565 (June 29, 1992), and Eastern Utilities Associates, Holding Co. Act

                                ----------------------------

     Release No. 24641 (May 12, 1988) (hearing not required "in matters where the ultimate decision will not be enhanced or assisted by the receipt of evidence").

          "It is well-settled that evidentiary hearings are required only when a genuine issue of material fact exists."  Wisconsin's Environmental Decade

                                              --------------------------------

     v. SEC, 882 F.2d 523, 526 (D.C. Cir. 1989).  The issues raised by the City

     ------

     are largely irrelevant to the question of whether Fidelity is entitled to an exemption under section 3(a).  Instead, they appear to go to whether

     Fidelity should be deemed to be a holding company, an issue that has been mooted by Fidelity's agreeing, for purposes of this application, to status as a holding company.  The sole remaining issue concerns Fidelity's ability to dispose of the reorganized El Paso stock within the three-year period requested under section 3(a)(4).  As noted above, Fidelity believes that a three-year period will enable the funds and accounts managed by it to reduce their holdings in the reorganized El Paso in an orderly fashion,

     consistent with market conditions and Fidelity's fiduciary obligations to its investors.  The City has failed to explain, with any specificity, why a three-year period would be inadequate.  See Connecticut Bankers Association

                                             --- -------------------------------

     v. Board of Governors, 627 F.2d 245, 2512 (D.C. Cir. 1980) (bald or

     ---------------------

     conclusory allegations insufficient to require hearing).  Further, the exemption will expire by its terms at the end of those three years.  It is unclear, therefore, what is the basis for the City's concern.

     CONCLUSION

          For the reasons set forth above, Fidelity requests an exemption from regulation as a holding company under the Act pursuant to section 3(a)(4),

     or in the alternative, section 3(a)(3).   A confirmation hearing for the

     Fourth Amended Plan of Reorganization is scheduled for January 9, 1996.  It is a condition precedent to confirmation that Fidelity not be required to register as a holding company under the Act, and that the reorganized El

     Paso not be a subsidiary company of a registered holding company.

     Accordingly, Fidelity requests expedited consideration of its application,

     and asks the Commission to issue an order in this matter no later than

     January 8, 1996.



     Attachment